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                                                                   EXHIBIT 10.20

                                                           [ENGLISH TRANSLATION]

           BAODING YINGLI MUNICIPAL PUBLIC FACILITIES COMPANY CONTRACT

Supplier: Baoding Yingli Municipal Public Facilities Company
Purchaser: Baoding Tianwei Yingli New Energy Resources Co., Ltd.

Contract No.: YL20060526-1
Execution Date: May 26, 2006

The purchaser and the supplier hereby agree through consultation that the purchaser shall place an order with the supplier for the products set forth below and the parties shall enter into this contract for compliance with the following terms:

                                                           Unit
                                                           Price   Amount
 Description    Specification (Length x Height)    Unit   (Yuan)   (Yuan)
-------------   -------------------------------   -----   ------   ------
 06JZH - A05             16 m x 1.6 m               m      2150     34400
     Head                 gear drive              piece    5000      5000
    Trail         made of steel channel and
                     fixed with steel angle

Total Amount:   Thirty Nine Thousand and Four Hundred Yuan (in Words)
                (RMB39,400)

Notes: The product shall be warranted for one (1) year and maintained for lifetime, except for man-made and natural disasters.

I. Use of the Product: The product purchased by the purchaser shall be used for the gate of the company.

II. The purchaser shall pay 30% of the payment for goods upon execution of this contract and the outstanding amount within three (3) days after acceptance, and make full payment of 5% quality assurance deposit within one (1) year. The final settlement shall be made based on the actual length of the trails.

III. The supplier shall arrange the production after receiving the payment for goods. The supplier shall be responsible for the installation of the trails; provided however, that the purchaser shall notify the purchaser before May ___ [INFORMATION MISSING IN THE ORIGINAL DOCUMENT], 2006. In addition, the purchaser shall be responsible for the concrete and civil construction work necessary for the installation. In the event of any renovation of the project, the purchaser shall reserve place for or dig the duct as required, and carry out the second grouting upon completion of the installation by the supplier. The supplier shall finish the installation of the gate body within fifteen (15) days upon installation of trails. The purchaser shall conduct the acceptance test for the product within five (5)


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     days after the installation thereof. The products shall be deemed to have been accepted if such acceptance test is not conducted during such period. No products shall be used before acceptance. In the event that any product fails to pass the acceptance test, the purchaser shall have the right to require the supplier to reconstruct.

IV. Detailed Address for Installation: Yingli Construction Site, Baoding High-tech Industrial Development Zone; Transportation Fee: __/__ [INFORMATION MISSINIG IN THE ORIGINAL DOCUMENT] Yuan, to be paid by the Supplier.

V. Upon execution of this contract, the purchaser shall be responsible for the following preparation work:

     1. To make available 220V power (1000W) required by the laying of products, and to connect the pipeline to the place where the product is installed;

     2. To make available 380V power (7500W) required for the installation and construction free of charge;

     3. The purchaser shall designate the place for product installation and send personnel to the construction site to guide the installation at all times.

     4. To make available the rain-proof and moisture-proof location for placing the switches;

     5. If there is any civil construction work, it shall be completed at least seven (7) days earlier. If it is necessary to delegate such responsibility to the supplier, the supplier shall collect the relevant fees in accordance with the rules of the company.

IV.  Payment Terms:

     1. In the event that any unit in Baoding makes any payment by check for transfer, the name of such unit shall be filled in correctly for the issuance of the check; otherwise, the purchaser shall be liable for any loss of the payment for goods as if the supplier had not received such payment.

          Bank:           Baoding Jianhua Sub-branch, ADBC
          Bank Account:   50-580101040005393
          Account Name:   Baoding Yingli Municipal Public Facilities Company


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     2.   In the event of any payment in cash by the purchaser, the payment may only be made against presentation by the payee of "receipt for cash payment" issued by the financial staff of the supplier.

     3. Any payment of contract price from any other place (outside Baoding) shall be made by bank wire transfer or bank draft to an account designated by the supplier.

VIII. The supplier may produce advertisement head-box for the purchaser; provided, however, that the purchaser shall provide a sample in writing in advance, otherwise, the supplier will use its own advertisement content.

IX.  Liability for Breach:

     The supplier shall pay liquidated damages equal to / % of the amount payable as a result of its delay in delivery or payment for no cause.

X.   Dispute Resolution:

     Any dispute arising from the performance hereof shall be resolved through consultation. If no settlement can be reached, any party may refer such dispute to the People's Court of Baoding North City Area.

XI.  Supplemental Provisions:

     Display Screen Content: Yingli Solar Power Generation, Environmental Clean Energy. Display Date and Time.

XII. This contract shall be executed in two (2) original copies with each party holding one (1) copy. This contract shall come into effect on May ___ [INFORMATION MISSING IN THE ORIGINAL DOCUMENT], 2006.

Purchaser:                              Supplier:

Name (Corporate Seal):                  Name (Corporate Seal):
Baoding Tianwei Yingli New Energy       Baoding Yingli Municipal Public
Resources Co., Ltd.                     Facilities Company
Telephone: ____________________         Telephone: 0312-3118830

By (Representative):                    By (Representative):


/s/ Zhou Jinyan                         /s/ Di Limei
-------------------------------------   ----------------------------------------
                                        Date of Execution: May 26, 2006


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